Exhibit 99.1

MEMORANDUM OF UNDERSTANDING AND SHAREHOLDER AGREEMENT DATED 18TH MAY 2006

PARTIES TO THE AGREEMENT

Sistech Corporation Limited, Room no.301,Kam On Building,176A Queen Road, Central, Hong Kong, hereinafter referred to as ‘Sistech’ and represented by the Directors, Pratibha Wadhwaney, Indian Passport Holder or her Power of Attorney Holder Manohar Wadhwaney and Ishwar Bhagwandas Somaya (Vinu) Indian Passport Holder.

And

New Medium Enterprises Inc, a USA, Nevada based corporation, headquartered in London, 195, The Vale, London W3 7QS hereinafter referred to as NME and represented by Mahesh K. Jayanarayan, Chief Executive Officer of the company, British passport holder -094427296

This agreement is executed at the Representative office of ‘Sistech’ in China
Sistech Corporation LTD. Dong Le Plaza,10th floor,1001.Near Guangshen Hotel, Shennan East Road,2019,Louho,Shenzhen-518002,China.:

Purpose of the Agreement

The purpose of this agreement is for the parties to create a new company in Hong Kong for the sole purpose of promoting the business interest of NME.

The new company will be named New Medium Enterprises China Ltd.

The shareholders agree that

•	NME will hold 51% of the issued share capital.
•	Sistech will hold 49% of the issued share capital.

Objective of the New Business

The objective of the new company is

a)	to license VMD technology to explicators and electronic manufacturers in China
b)	to promote, market and sell VMD products to overseas buyers in Europe etc.

In specific the company will carry out the following activities:

Electronics

a)	Licensing of VMD technology to OEMs, ODMs in China and South East Asia. This is a very big job as Licensing is the main feature of our activity and these guys have a lot of experience in this field.
b)	Sales & Marketing to European customers. Support US Sales operations
c)	Supervise all logistics and customer care of all shipments abroad
d)	Collection of licensing fees.
e)	Organise, coordinate and participate in relevant trade fairs in China and South East Asia
f)	Aggressively promote VMD in the press etc.
g)	Coordinate our activities in Taiwan with Drive manufacturers etc.
h)	Take care of Taiwan as well in a similar capacity.

Optics

a)	Researching and appointing licensing for optic replication
b)	Sales of VMD discs and coordinate with content providers
c)	Collection of licensing fees
d)	Aggressively promote VMD optic in the press etc.

General Liaison office for China and South East Asia on behalf of NME.

It is agreed henceforth

This agreement is made between the shareholders of the company and its directors to stipulate and clarify key issues in the running of the company and its relationship to, and the rights of its, shareholders above the legal requirements of the Companies Act 1985. It is a confidential internal company document and not available for public inspection. It complements the Memorandum and Articles of Association and covers only the shareholders who have signed up to it.

The directors and shareholders agree that without the written permission of shareholders representing 51% of the ordinary equity of the company, or as specifically stated otherwise in this agreement, the directors and shareholders will:

1. The Directors shall not:

•	Change the original shareholding structure of the company i.e. NME holds 51% and Sistech holds 49%
•	Open any new bank accounts other than to be opened by the new company at the time of establishment.
•	Enter any new loan agreements, debentures or provide any guarantees or indemnities
•	Deviate materially from the business plan or enter any new area of business
•	Transfer, lease, assign, grant any license over any company property other than the sale of current assets in the normal course of trading
•	Establish any subsidiary
•	Authorise any increase in the authorised share capital of the company
•	Agree the sale or takeover of the business
•	Authorise any share option schemes or revise director emoluments

2. The directors shall:

•	Hold a monthly board meeting, with a maximum of 30 days between meetings, and a minimum of 10 board meetings per calendar year.
•	At each board meeting, the time, date and place for the next meeting shall be agreed and each director and investor representative shall be notified at least 4 days prior to it.
•
Circulate an agenda a week in advance of the meeting, including minutes from the last board meeting for approval. The agenda will include a review of trading activities and financial status, as well as any other material issues that are proposed for inclusion by directors and/or shareholders representing 51% of issued shares. Proposed agenda items should be proposed to the chairman at least 4 days prior to the meeting.

•
Present a brief monthly management report, including a set of management accounts, covering progress in relation to plan, prospects for the business, and highlighting any key or material issues faced by the company.

3. Banking Arrangements/Transfer of Funds

•	The Company shall have 2 authorised signatories to all bank accounts, who must be directors, and shall be registered by the directors with the company’s banks.
•	In the normal running of the business one ‘cheque book’/register of payments shall be used and kept by the Financial Director who will usually make routine payments.
•	Any cheques or transfers in excess of $ 2,000 shall be required to be signed / authorised by two signatories, and any over $ 7,500 must additionally be approved by the board.

4. Share Issues and Sale of Shares by the company or shareholders:

•
Transfer of shares from an existing shareholder. Any transfer, other than within family members, or as a result of bereavement, or as a gift, must be approved by the board under the 51 % rule. Such consent shall not be unreasonably withheld.

•
Any sale of shares must be approved, such consent will not be reasonably withheld, and existing shareholders shall have first refusal to purchase the shares under the same terms. Any issue/sale of shares by the company shall be offered to the existing shareholders under the same terms and they will have a pre-emption right to purchase such shares.

5. In the event of shareholder incapacity or worse

•
The shareholder shall nominate a representative, or nominate a member of the board, or the chairman, to vote on matters relating to the company on his/her behalf in the vent of their incapacity until he/she issues written instructions to the contrary or legal clarity is established between his estate and its benefactors. In the event of no such representative being available, then a spouse, or next of kin, shall be asked to act. They shall have the right to attend board meetings. This representative shall not be held liable by any party to this agreement, or any party acting in behalf of the shareholders benefactors, for any consequences of their decision-making.

•	The board and all shareholders will accept the representative’s authority to vote on any matters of company policy.
•
The normal management of the company shall continue to under the remaining board based on normal board decision-making process. The directors shall be reasonable and consider the interests of the absent shareholder and act in good faith. They shall not be liable if decisions made were not to the maximum benefit of the absent shareholder.

6. Removal of Directors

In addition to the provisions under the Articles of Association, a director may be removed from the office of director if:

•	2 other directors or major shareholders propose his/her removal in writing, this shall immediately be put to a vote and confirmed by a simple majority of over 50%.
•	OR by the unanimous decision of the other board members providing there are at least four members on the board.
•	Under such circumstances the severance rights in the director’s service contract shall apply, as will their rights as shareholders under this agreement.

7. Right to appoint a Non Executive Director or Investor Representative

•
Any investor, holding 50% or more of the company’s issued shareholder capital shall have the right to appoint a non-executive director to the board, or to have a non-voting representative present at board meetings. The Board of Directors, acting unanimously, shall have the right to veto the appointment of any individual.

8. Dividend Policy

•
It is not expected that the company will make a dividend for the next one year. After that any shareholder, or shareholders acting as one through written authority, representing at least 5% of the ordinary voting equity of the company shall have the right to insist that at least 10% of profits available for distribution (within the definitions of the Companies Act 1985) in the accounting period, are distributed by way of cash dividends within 6 months of the end of that accounting period - providing it is lawful to do so.

9. Shareholder and director confidentially obligations.

•
To keep all matters relating to the company confidential except where disclosure is required by law, or as part of the process of seeking personal advice on the investment from professional advisers, whom the shareholder warrants will ensure confidentiality.

•	Each parties obligations

Sistech Obligations

Sistech role will be to source and establish

a)	optic replicators in China to replicate VMD's in the future
b)	electronic 2 and 3 tier manufacturers to adopt VMD in DVD players

Further

a)	Provide an office address with a dedicated Assistant to handle all J.V matters
b)	Provide within Sistech office a showroom of our products
c)	Aggressively promote and market our products - optics and electronics to the China industry
d)	Aggressively and market our product line to overseas customers who are current Sistech customers
e)	Aggressively act as a global sourcing agent for NME.

The new company should work with and support all other NME JV's in China without jeopardising NME relationships.

NME Obligations

NME will give rights to license to third parties VMD technology.

Further NME's obligation is to

a)
invest $ 100k in J.V and the funds to be drawn down at $ 15k per month to run all expenses including your fees in the J.V ( this will not include any overseas travel or participation in any exhibitions etc, marketing/advertisement etc which will be approved on a case by case basis by NME.)

b)	to support VMD sales and provide l/c facilities for confirmed l/c orders from abroad if necessary
c)	provide performance related bonuses to the Directors and management of the J.V in cash and NME shares as agreed by the board.
d)	to permit the Directors and management of the new company to participate in any share incentive schemes of NME which will form part of the Director service contracts.

The parties agree that should any item in this Agreement be construed to be in breach or does not confirm with Hong Kong company law then such items will be waived from this agreement.

This agreement will be governed by the laws of Hong Kong.

We agree to be bound by this agreement:

Director / Shareholder Name:	Signature:	Date:

Witnessed by the Company Secretary:

Company Secretary:	Signature:	Date:

An original copy should be given to every shareholder / director party to this agreement, plus one kept by the company secretary or the company’s lawyers in the company file.